EXHIBIT 99.1

NEWS RELEASE	Contact:	James G. Reynolds
949-221-0600/888-604-1990

HEALTH CARE PROPERTY INVESTORS, INC. REVISES SECOND QUARTER NET INCOME APPLICABLE TO COMMON SHARES AND FUNDS FROM OPERATIONS TO REFLECT REDEMPTION OF PREFERRED STOCK; ANNOUNCES FURTHER REDEMPTIONS OF PREFERRED STOCK

NEWPORT BEACH, Calif. — August 6, 2003 — Health Care Property Investors, Inc. (NYSE: HCP) announced today that its results for the second quarter of 2003 released on July 22, 2003 did not include in net income applicable to common shares and funds from operations (FFO) an $11.771 million charge ($0.19 per diluted common share), resulting from the redemption of its Series C preferred stock. The non-operating charge has no impact on net income and was properly reflected as a reduction in additional paid-in capital. After giving effect to the charge, net income applicable to common shares for the quarter was $20.295 million or $0.33 per basic and diluted common share (compared to the previously announced basic and diluted earnings per common share of $0.53 and $0.52, respectively), and FFO was $42.789 million or $0.70 per diluted common share (compared to $0.89 per diluted common share previously announced). For the six months ended June 30, 2003, net income applicable to common shares was $41.734 million or $0.69 per basic and diluted common share and FFO was $90.495 million or $1.50 per diluted common share. The Company intends to file its Form 10-Q for the second quarter of 2003 on or prior to August 14, 2003.

As previously reported, in May 2003 the Company redeemed its $100 million issue of Series C preferred stock. The aggregate redemption price paid to the holders of the Series C preferred stock issue exceeded the amount at which that issue was carried on the Company’s books by $11.771 million, which gave rise to the corresponding non-operating charge against net income applicable to common shares and FFO.

The Company announced today that it also will redeem its $60 million issue of Series A preferred stock, which is currently callable, and that it expects to redeem its $134 million issue of Series B preferred stock, which becomes callable on September 30, 2003. Redemption of the Series A and Series B issues will give rise to non-operating charges of $2.190 million and $4.592 million, respectively.

Health Care Property Investors, Inc.

Press Release

August 6, 2003

Assuming the completion of the redemption of all three series of preferred stock and giving effect to the associated charges, the Company expects FFO per diluted common share for 2003 to range between $3.22 and $3.30, based on projected diluted earnings per common share in the range between $1.76 and $1.83, adjusted for projected real estate depreciation of $1.24 to $1.25 per common share, net gains or losses on real estate dispositions of $0.14 per common share and dividends on operating partnership units of $0.08 per common share, in accordance with the NAREIT definition of FFO.

Guidance for 2003 FFO per diluted common share is unchanged except for the effects of the redemption charges, which are expected to be fully incurred in 2003.

Health Care Property Investors, Inc. (NYSE:HCP) is a self-administered equity real estate investment trust (REIT) that invests directly or through joint ventures in health care facilities. As of June 30, 2003 the Company’s portfolio of 448 properties in 44 states consisted of 31 hospitals, 175 long-term care facilities, 126 retirement and assisted living facilities, 85 medical office buildings and 31 other health care facilities. For more information on Health Care Property Investors, Inc., visit the Company’s web site at www.hcpi.com.

Statements in this news release that are not historical may contain forward-looking statements. These statements relate to, among other things, the Company’s expected redemption of its Series A and B preferred stock, estimates of Diluted FFO per share, diluted earnings per share, real estate depreciation, net gains or losses on real estate dispositions and dividends on operating partnership units and the effects of such items on the Company’s financial statements. Forward-looking statements are subject to risks and uncertainties, such as changes in the Company’s liquidity needs, competition for the acquisition and financing of health care facilities, competition for lessees and mortgagors (including with respect to new leases and mortgages and the renewal or roll-over of existing leases), continuing operational difficulties in the long-term care and assisted living sectors, the ability to acquire, sell or lease facilities and the timing of acquisitions, sales and leasings, changes in health care regulations and other changes in the health care industry which affect the operations of the Company’s lessees or mortgagors, changes in the financial position of the Company’s lessees and mortgagors and changes in economic conditions, including changes in interest rates and the availability and cost of capital, which affect opportunities for profitable acquisitions, some of which are described from time to time in the SEC reports filed by the Company. Projections of financial information may not be updated until the announcement of the Company’s financial results for the third quarter of 2003, and events prior to the next announcement could render the expectations stale.

Below are summaries of the calculation of our FFO and FFO per diluted common share:

	For the Three Months Ended June 30, 2003			For the Six Months Ended June 30, 2003
	Income	Shares (Diluted)	Per Diluted Share Amount	Income	Shares (Diluted)	Per Diluted Share Amount
	(Amounts in thousands, except per share amounts)
Net Income Applicable to Common Shares	$20,295	61,100	$0.33	$41,734	60,512	$0.69
Real Estate Depreciation and Amortization	19,588			38,977
Loss and Depreciation on Real Estate	2,560			9,197
Joint Venture Adjustments	346		—	587

Basic Funds From Operations	$42,789			$90,495
Dilutive Adjustments related to operating partnership units	1,299	1,565		2,599	1,585

Diluted Funds From Operations	$44,088	62,665	$0.70	$93,094	62,097	$1.50